Exhibit 5.2

September 28, 2022

CHEMBIO DIAGNOSTICS, INC.
555 Wireless Boulevard
Hauppauge, New York 11788

Re:	Chembio Diagnostics, Inc.
Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Chembio Diagnostics, Inc., a Nevada corporation (the “Company”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of up to (i) 55,200,000 shares of common stock, par value $0.01 per share (“Common Stock”), of the Company, (ii) 69,000,000 warrants to purchase shares of Common Stock (the “Warrants”), (iii) 55,200,000 pre-funded warrants to purchase shares of Common Stock (the “Pre-Funded Warrants”), and (iv) shares of Common Stock issuable from time to time upon exercise of the Warrants and the Pre-Funded Warrants, pursuant to an Underwriting Agreement to be entered into by the Company and Craig-Hallum Capital Group LLC (the “Underwriting Agreement”).

This opinion letter is rendered in accordance with the requirements of Item 601(b)(5) of Regulation S–K under the 1933 Act, and no opinion is expressed herein as to any matter.

This opinion letter has been prepared and should be understood in accordance with the Statement of Opinion Practices, 74 Bus. Law. 807 (2019).

In connection with rendering the opinions set forth below, we have examined

a.)	the Registration Statement;

b.)	the form of Underwriting Agreement;

c.)	the form of Warrant Agency Agreement;

d.)	the form of Warrant; and

e.)	the form of Pre-Funded Warrant.

We have made such investigation of law as we have deemed appropriate. We have examined and relied upon certificates of public officials and such other documents and instruments as we have deemed necessary or advisable for the purpose of rendering our opinion.

K&L GATES LLP
300 S. TRYON STREET  CHARLOTTE  NC 28202
T +1 704 331 7400 F +1 704 353 3106 klgates.com

CHEMBIO DIAGNOSTICS, INC.
September 28, 2022

For the purposes of this opinion letter, we have made assumptions that are customary in opinion letters of this kind, including the assumptions that each document submitted to us is accurate and complete, that each such document that is an original is authentic, that each such document that is a copy conforms to an authentic original, and that all signatures on each such document are genuine. We have further assumed the legal capacity of natural persons. Additionally, for purposes of this opinion letter, we have assumed that: (i) the Company is an entity duly organized and validly existing under the laws of the jurisdiction of its organization, (ii) the Company has power and authority to execute, deliver and perform, and has duly authorized, and will execute and deliver, each of the Underwriting Agreement, the Warrant Agency Agreement, all Warrant Certificates and all Pre-Funded Warrant Certificates, (iii) the execution, delivery and performance by the Company of the Underwriting Agreement, the Warrant Agency Agreement, each Warrant Certificate and each Pre-Funded Warrant Certificate do not and will not contravene the Company’s articles of incorporation or bylaws and (iv) the Company will have sufficient authorized and unissued shares of its Common Stock upon any issuance of Common Stock upon the exercise of the Warrants and Pre-Funded Warrants. We have not verified any of the foregoing assumptions.

Our opinion set forth below is limited to the laws of the State of New York. We note that Ballard Spahr LLP, special Nevada counsel to the Company, has furnished its opinion, dated the date hereof and filed as an exhibit to the Registration Statement, with respect to certain matters of Nevada law.

Based on the foregoing, and subject to the foregoing and to the additional qualifications and other matters set forth below, it is our opinion that when the Registration Statement becomes effective under the Securities Act and when the Warrants and Pre-Funded Warrants are issued, delivered and paid for as contemplated by the Underwriting Agreement, the Warrant Agency Agreement and the Registration Statement, the Warrants and the Pre-Funded Warrants will constitute the valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

Our opinion is subject to and limited by (i) the effect of bankruptcy, insolvency, fraudulent conveyance, reorganization, receivership, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or secured parties generally, (ii) the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including, without limitation, the possible unavailability of specific performance, injunctive relief or another equitable remedy, (iii) concepts of materiality, reasonableness, good faith and fair dealing, and (iv) the public policy against indemnifications for violations of securities law.

K&L GATES LLP
300 S. TRYON STREET  CHARLOTTE  NC 28202
T +1 704 331 7400 F +1 704 353 3106 klgates.com

CHEMBIO DIAGNOSTICS, INC.
September 28, 2022

We hereby consent to the filing of this opinion letter with the Commission as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the prospectus forming a part thereof. In giving this consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement or prospectus within the meaning of the term “expert” as used in Section 11 of the 1933 Act or the rules and regulations promulgated thereunder by the Commission, nor do we admit that we are within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Commission promulgated thereunder.

Yours truly, /s/ K&L Gates LLP